UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lumber Liquidators, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2009

To Our Stockholders:

The Annual Meeting of the Stockholders of Lumber Liquidators, Inc. (the “Company”) will be held on Thursday, May 21, 2009, at 10:00 a.m., at the Company’s headquarters located at 3000 John Deere Road, Toano, Virginia, for the following purposes:

1.	To elect two directors, Douglas T. Moore and Richard D. Tadler, to hold office until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified (Proposal One);

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal Two); and

3.	To consider and act upon any other business which may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 9, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this letter.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the Annual Meeting. All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the Annual Meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help the Company reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Any stockholder who later finds that he or she can be present at the Annual Meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

By order of the Board of Directors,

E. Livingston B. Haskell

Secretary

Toano, Virginia

April 17, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2009.

The proxy statement and the 2008 Annual Report to Stockholders on Form 10-K are available at http://www.lumberliquidators.com/proxy.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators, Inc. (the “Company”) for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 21, 2009, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and form of proxy are first being mailed to stockholders is April 17, 2009.

If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted in favor of the proposals set forth in this proxy statement. In addition, if other matters properly come before the meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on these matters in accordance with their best judgment. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the common stock entitled to vote at the Annual Meeting is present either in person or by proxy. Abstentions, broker non-votes and votes withheld for director nominees count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. With respect to the election of directors, such election will be decided by plurality vote of the votes cast at the Annual Meeting, either in person or by proxy. The two nominees for director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected. Other than the election of directors, the affirmative vote of a majority of the votes cast at the Annual Meeting on each proposal, either in person or by proxy, is required for the approval of each proposal. Stockholders who abstain from voting on any or all proposals will be included in the number of stockholders present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote. Our transfer agent will tabulate the votes cast by each proxy and in person at the Annual Meeting.

We, the Company, will bear the cost of the solicitation. In addition to mailing this material to stockholders, we have asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Our principal executive offices are located at 3000 John Deere Road, Toano, Virginia 23168, telephone number (757) 259-4280.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 9, 2009 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 26,803,202 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is currently fixed at seven (7) members divided into three classes, with each class having as nearly as possible one-third of the total number of directors. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The initial term of office of our Class II directors will end at this year’s annual meeting of stockholders. The initial term of office for our Class III directors will end at the annual meeting of stockholders in 2010. Our Class I directors’ terms will end at the annual meeting of stock holders in 2011. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Douglas T. Moore and Richard D. Tadler for reelection to the Board as Class II directors for three-year terms ending 2012. The following pages set forth certain information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. Both of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Nominees for Election for Terms Expiring in 2012 (Class II)

Douglas T. Moore, 52, has been a director of Lumber Liquidators since April 2006. Mr. Moore currently serves as Senior Vice President, President-Appliances for Sears Holdings Corporation. In this capacity, he leads the appliance business across the corporation, which includes directing the Kenmore brand. From 2007 to 2008, Mr. Moore served as Senior Vice President, Hardlines-Merchandising for Sears where he was the chief merchant for the appliance, lawn and garden, tools, home electronics and sporting goods businesses. Prior to joining Sears, Mr. Moore served for 17 years as a senior executive of Circuit City Stores, Inc., with his last position as executive vice president, chief merchandising officer. Mr. Moore has also held operational and consumer marketing positions at AMF Bowling, Inc., A.H. Robins Company, Inc. and the Carnation Company. He received his undergraduate degree and M.B.A. from the University of Virginia.

Richard D. Tadler, 52, has been a director of Lumber Liquidators since December 2004. Mr. Tadler is a managing director of TA Associates, Inc. He has been associated with TA Associates, Inc. since 1987, specializing in healthcare and specialty service businesses. Mr. Tadler holds a B.S. in finance from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the Wharton School of Finance. He is currently a director of several privately held companies and non-profit organizations.

The Board of Directors recommends a vote FOR the

election of Messrs. Moore and Tadler.

Incumbent Directors Whose Terms Expire in 2010 (Class III)

Macon F. Brock, Jr., 67, has been a director of Lumber Liquidators since November 2007. Mr. Brock is a founder of Dollar Tree Stores, Inc. He served as the president of Dollar Tree from 1986 until 2001 and as chief executive officer from 1993 until 2003. He has been a director of Dollar Tree since 1986 and chairman of the board since 2001. Until 1991, Mr. Brock was an officer and director of K&K Toys, Inc. Mr. Brock is chairman of Randolph-Macon College. Mr. Brock also serves on the boards of directors of several smaller privately held companies and non-profit organizations. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps. He was a special agent for U.S. Naval Intelligence before entering the retail business.

John M. Presley, 48, has been a director of Lumber Liquidators since April 2006. Mr. Presley is the managing director and chief executive officer of First Capital Bancorp in Glen Allen, Virginia. Previously, he was head of strategic initiatives at Fifth Third Bancorp, where he was responsible for executing banking strategies in existing and emerging markets. He served as chief financial officer for Marshall & Ilsley Corp. from 2004 to 2006, and was chief financial officer of National Commerce Financial Corp. in Memphis, Tennessee, and president and chief executive officer of First Market Bank in Richmond, Virginia. Mr. Presley holds a B.A. in economics and business administration from Rhodes College.

Thomas D. Sullivan, 49, is our founder and has been the chairman of the Board of Directors since our inception in 1994. Prior to September 2006, Mr. Sullivan also served as our president and chief executive officer since our incorporation in 1994. He currently heads our marketing and advertising departments and is active in our efforts to locate product purchase opportunities. Mr. Sullivan serves on the board of directors of Dilon Technologies, LLC and several other privately held companies.

Incumbent Directors Whose Terms Expire in 2011 (Class I)

Jeffrey W. Griffiths, 58, has been the president and chief executive officer of Lumber Liquidators since September 2006, and a director of Lumber Liquidators since October 2006. Mr. Griffiths was previously the president and chief executive officer of video game retailer Electronics Boutique Holdings Corp. (“EB”) from 2001 through 2005, when EB merged with GameStop Corp. Mr. Griffiths’ career at EB spanned more than 20 years. He served as vice president and senior vice president of merchandising, marketing and distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. Mr. Griffiths holds a B.A. in history from Albright College and an M.B.A. from Temple University. He serves on the board of directors of THQ, Inc., on the board of trustees of Albright College and the board of directors of the Philadelphia Academies Inc.

Martin F. Roper, 46, has been a director of Lumber Liquidators since April 2006. Mr. Roper is the president and chief executive officer of The Boston Beer Company, Inc., where he has worked since 1994. Prior to assuming that position in January 2001, he had served as the president and chief operating officer of that company since December 1999. Mr. Roper has served on the board of directors of The Boston Beer Company, Inc. since 1999. He holds a B.A. in engineering and M.A. in engineering in manufacturing technology from Cambridge University and an M.B.A. from Harvard Business School.

GOVERNANCE OF THE COMPANY

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Legal Department, Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Independence

The Board in its business judgment has determined that the following five of its seven members are independent from us, including under the independence standards contained in rules of the New York Stock Exchange: Macon F. Brock, Jr., Douglas T. Moore, John M. Presley, Martin F. Roper and Richard D. Tadler. In reaching this conclusion, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. Our non-management directors had no transactions, arrangements or relationships with us, other than as directors and stockholders and those described below in “Certain Relationships and Related Transactions.”

Lead Outside Director

Our Corporate Governance Guidelines provide for a lead outside director to be elected by vote of the outside directors to serve in that role either until the expiration of his or her then-current term as a director or until the outside directors otherwise choose to elect a new lead outside director. The lead outside director is responsible for coordinating the activities of the other outside directors, including the establishment of the agenda for executive sessions of the outside directors, with or without the presence of management. Currently, Mr. Presley serves as our lead outside director.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each composed of directors the Board has determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all three committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our Corporate Secretary. Each year, committee and committee chair assignments will be made at the Board of Directors meeting immediately following the annual meeting of stockholders. The current composition of each committee is as follows:

Audit	Compensation	Nominating and Corporate Governance
John M. Presley *	Martin F. Roper *	Douglas T. Moore *
Douglas T. Moore	Macon F. Brock, Jr.	Macon F. Brock, Jr.
Martin F. Roper	Richard D. Tadler	John M. Presley

* Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee. The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board to the stockholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the

Company’s independent registered public accounting firm and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee approves procedures for the pre-approval of audit and non-audit services provided to the Company by any independent auditors. It is also responsible for establishing, publishing, maintaining and overseeing the Company’s “whistleblower” procedures and its compliance and ethics program.

The Board in its business judgment has determined that all of the members of the Audit Committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. The Board also has determined that all of the Committee members are financially literate as defined by the rules of the New York Stock Exchange and that Mr. Presley qualifies as an audit committee financial expert as defined by regulations of the Securities and Exchange Commission (“SEC”).

No member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2008.

Compensation Committee. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee also has produced an annual report on executive compensation that is included in this Proxy Statement. The Board in its business judgment has determined that all of the members of the Compensation Committee are independent, as determined in accordance with the rules of the New York Stock Exchange.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in implementing sound corporate governance principles and practices. The Nominating and Corporate Governance Committee is charged with considering and recruiting individuals qualified to become Board members, conducting inquiries into the background, independence and qualifications of any candidates and recommending to the Board the director nominees. It also reviews the qualifications and independence of the members of the Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board. The Board in its business judgment has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as determined in accordance with the rules of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider timely stockholder recommendations for candidates to serve on the Board. Such recommendations shall be sent to our Corporate Secretary and shall include (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such other information as may be required by the Company pursuant to any policy governing the selection of directors, and (2) a written consent from the recommended individual to being named in the proxy statement as a nominee and to serving as a director if elected. If the recommendation is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2010 annual meeting, the recommendation must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character	• specific areas of expertise
• judgment	• understanding of our business
• skill	• principles of diversity
• education	• reputation
• business experience	• other personal attributes or special talents

Nominees should also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

Board and Committee Attendance and Executive Sessions

During fiscal year 2008, the Board held a total of five meetings and took additional actions by unanimous written consent; the Audit Committee held a total of nine meetings; the Compensation Committee held a total of four meetings and took additional actions by unanimous written consent; and the Nominating Committee held five meetings. It is the practice of the Board to hold an executive session without management present at each of the meetings of the Board of Directors. During fiscal year 2008, each director attended at least 75% of all of the meetings of the Board of Directors and committees on which he served.

We strongly encourage all directors to attend annual meetings of stockholders. All of our directors attended the 2008 Annual Meeting of Stockholders, and it is expected that they will all attend the 2009 Annual Meeting of Stockholders.

Communications to the Board

Stockholders, employees and other interested parties may contact an individual director, the Board as a group, the Lead Outside Director or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168, Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company, including inquiries regarding employment opportunities.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth biographical information for all executive officers of the Company. Such information with respect to our chairman, Thomas D. Sullivan, and our president and chief executive officer, Jeffrey W. Griffiths, is set forth above in the “Proposal One – Election of Directors” section.

Daniel E. Terrell, 44, has been the chief financial officer of Lumber Liquidators since October 2006. Prior to assuming this position, Mr. Terrell served as our controller from November 2004. Mr. Terrell was previously the vice president, controller & credit of Peebles Inc., a specialty apparel retailer that he joined in 1990 and where he continued to work after it was acquired in 2003 by Stage Stores, Inc. Before joining Peebles, Mr. Terrell worked for Ernst & Young. Mr. Terrell holds a B.S. in accounting from Virginia Tech.

E. Livingston B. Haskell, 36, has been the secretary and general corporate counsel of Lumber Liquidators since July 2006. Prior to assuming this position, Mr. Haskell was a partner at Williams Mullen and, before February 2006, was an associate at that firm. Mr. Haskell holds a B.S. in finance and marketing from the McIntire School of Commerce at the University of Virginia and a J.D. from Washington and Lee University.

Rick A. Boucher, 51, has been the senior vice president, supply chain of Lumber Liquidators since July 2007. Prior to assuming this position, Mr. Boucher served more than 22 years with Cadbury Schweppes PLC where among other positions, he was the North American vice president of logistics and distribution. Mr. Boucher holds a B.D. in business administration from Niagara College.

Seth P. Levy, 51, has been the chief information officer and senior vice president, information technology of Lumber Liquidators since March 2009. Prior to assuming this position, Mr. Levy served as executive vice president, chief information officer of Movie Gallery/Hollywood Entertainment. Prior to that, Mr. Levy was senior vice president, chief information officer of Electronics Boutique where he held several roles of increasing responsibility over his eight year tenure. Mr. Levy began his career at May Department Stores, where he held a variety of positions over a period of 17 years. Mr. Levy holds a B.A. from the University of California, San Diego.

E. Jean Matherne, 54, has been the senior vice president, human resources of Lumber Liquidators since January 2008. Prior to assuming this position, Ms. Matherne was the senior vice president human resources and organizational development from 2005 to 2006 for Collegiate Funding Services, a division of JP Morgan Chase. She worked from 2000 to 2005 as the vice president, human resources for Hamilton Beach/Proctor-Silex, Inc. Prior to that employment, she worked for Albright & Wilson Americas, Inc., an international chemical company, for 11 years, where among other positions, she was vice president of human resources and organizational development. Ms. Matherne holds a B.A. in sociology from the University of Houston.

Robert M. Morrison, 53, has been the senior vice president, store operations of Lumber Liquidators since January 2006. Prior to assuming this position, Mr. Morrison worked at and was part-owner of Morrison/Fleming Solutions from May 2005. Mr. Morrison was also president of Artistic Tile, Inc. from 2004 to 2005 and senior vice president and chief operating officer of Waterworks Inc. from 1999 to 2004. Mr. Morrison holds a B.S. in geology from Michigan State University.

Marco Q. Pescara, 44, has been the senior vice president, direct marketing and advertising of Lumber Liquidators since April 2006. Prior to assuming this position, Mr. Pescara served for more than five years as the vice president of direct response and marketing integration at Hickory Farms, Inc. Mr. Pescara holds a B.S. from the University of Toledo, an M.S. from Boston University and an M.B.A. from the University of Pittsburgh.

Andrew P. Shulklapper, 46, has been the senior vice president, merchandising of Lumber Liquidators since February 2007. Prior to assuming this position, Mr. Shulklapper was the division merchandise manager, consumer electronics for Sears Holdings Corporation from 2004 until 2007 and vice president, global market research for Displaysearch from 2003 to 2004. He also worked at Circuit City Stores, Inc. for twelve years, and the last position he held there was assistant vice president for consumer electronics. Mr. Shulklapper holds a B.A. in economics from the University of Vermont.

Tyler C. Greenan, 40, has been the vice president, store operations of Lumber Liquidators since 2003. Prior to assuming this position, Mr. Greenan served as a regional manager and our vice president of store operations from 1998. Mr. Greenan holds a B.A. in Architecture from the University of Miami.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our overall compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible, and permit us to make responsive adjustments to changing market conditions. We strive to provide our executive officers with compensation that is competitive within our industry, considering, among other things, geographic location. In doing so, we seek to attract and retain the key employees necessary to achieve the continued success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive pay with stockholders’ interests, recognize individual accomplishments, and unite executive management behind common objectives.

The Compensation Committee of the Board is responsible for implementing and administering our compensation plans and programs. The Compensation Committee consults, and expects to continue to consult, with the chief executive officer, the chairman and other members of management in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers.

The Compensation Committee reviews our executive compensation program every year and may conduct an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the chairman and the chief executive officer with respect to the compensation of other executives but makes its own determinations in all cases. In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•

the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historical cash and equity compensation levels; and

•	compensation competitiveness.

Compensation levels for executives are differentiated based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increase.

We do not currently have a policy for recovering past compensation paid to our executives in the event that a restatement of our financial statements would have reduced compensation at the time of payment. We may consider adopting such a policy in the future.

2008 Compensation Program

In 2008, we employed a mix of base salary, annual cash bonus awards and equity incentive awards to compensate our executive officers. In setting the value and combination of the various components, we sought to align our executives’ compensation with each executive’s individual performance and with the Company’s performance on both a short-term and long-term basis. We continue to expect that a significant portion of an executive’s total compensation be tied both to our annual and long-term performance as well as to the creation of stockholder value.

Base Salary. Base salary levels for our executive officers are reviewed each year and adjusted based upon a variety of factors including the executive’s tenure with the Company, scope of responsibility, individual performance, internal equity, experience and changes in the competitive marketplace. The factors impacting base salary levels are not independently assigned specific weights. In March 2008, Mr. Griffiths reviewed the base salary for each executive officer other than himself and Mr. Sullivan and presented the Compensation Committee with recommendations regarding changes in the base salaries for such executive officers. The Compensation Committee considered Mr. Griffith’s recommendations as well as the factors noted above in determining the base salaries for those executive officers. With regard to the base salaries for Mr. Griffiths and Mr. Sullivan, the Compensation Committee assessed, among other factors, their accomplishments during the year, their contributions to the Company’s performance and their responsibilities for the Company’s operations.

With regard to our named executive officers, the following adjustments to their base salaries were implemented in 2008:

Executive	2007 Base Salary(1)($)	2008 Base Salary(2)($)	Percentage Change
Mr. Griffiths	500,000	515,000	3.0%
Mr. Terrell	200,000	230,000	15.0%
Mr. Greenan	230,000	230,000	0.0%
Mr. Morrison	283,250	291,748	3.0%
Mr. Sullivan	300,000	309,000	3.0%

(1)	These figures represent the base salary for each individual after the 2007 reviews.
(2)	These figures represent the base salary for each individual after the 2008 reviews.

These adjustments were based upon the factors discussed above and consideration of each individual’s performance in 2008 and contributions to the Company.

In setting Mr. Terrell’s 2008 base salary, consideration was given to research compiled by The Titan Group LLC, a human resources consultant, from third-party reports and databases regarding the base salaries paid to chief financial officers at other companies (both retail and all industries) with annual revenues comparable to ours. That research revealed that Mr. Terrell’s 2007 base salary was significantly less than the salaries paid to those holding similar positions. Mr. Terrell’s increased base salary for 2008 places him closer to the 50th percentile for base salaries included in the research. Moreover, Mr. Terrell’s 2008 base salary, as adjusted, is better aligned with the base salaries of other members of the Company’s senior management.

With regard to Mr. Greenan’s base salary, in late 2006, it was adjusted to eliminate a commission payment component. Given the proximity in time of that adjustment, his base salary was not changed in 2007. In 2008, upon consideration of the base salaries of his peers at the Company and the other factors noted above, Mr. Greenan’s salary was not adjusted.

Annual Cash Bonus Awards. Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Annual Bonus Plan for Executive Management (the “Bonus Plan”). The Bonus Plan is expressed as a percentage of annual base salary. The targeted bonus percentages vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, and position in the Company. Specifically, the following sets forth the target bonus amounts for our named executive officers and the amounts awarded and paid to each under the Bonus Plan for 2008:

Executive	2008 Base Salary(1)($)	Target Bonus Percentage	Target Bonus Amount($)	Percentage of Target Bonus Awarded in 2008	Bonus Amount Awarded in 2008($)
Mr. Griffiths	515,000	100%	515,000	45%	231,750
Mr. Terrell	230,000	50%	115,000	55%	63,250
Mr. Greenan	230,000	50%	115,000	59%	68,209
Mr. Morrison	291,748	75%	218,811	56%	123,081
Mr. Sullivan	309,000	100%	309,000	61%	189,263

(1)	These figures represent the base salary for each individual after the 2008 reviews.

The Bonus Plan includes two components. The first component is based upon the Company’s performance against financial goals set by the Compensation Committee. The second relates to each individual’s performance against established personal goals for that individual. These personal goals are based on the areas of our operations for which the executive is personally responsible and accountable. At the executive level, the target bonus amount is weighted more heavily toward the Company’s performance, thereby more closely aligning executives’ interests with the interests of stockholders. Specifically, in 2008, the two components were weighted for the named executive officers as follows:

•	75% on the Company’s performance against financial goals, and

•	25% on the achievement of personal goals established for each named executive officer.

For the corporate performance goal in 2008, the Company determined that fully-diluted earnings per share (“EPS”), exclusive of non-recurring items, represented the most comprehensive financial measure in evaluating executive performance. The earnings-per-share target was set at $0.83 per share (the “EPS Target”). The EPS Target was intended to be challenging but achievable and represented an increase of 101.3% over our actual 2007 EPS of $0.48 per share. A scale was then established which set percentages of the corporate performance component that would be paid out depending on the amount by which the Company missed or exceeded the EPS Target. The applicable scale for 2008 is set forth below:

Actual EPS as a Percentage of Targeted EPS	Company Performance Award Percentage
Under 90%	Zero
90% - 99%	50%
100% - 119%	100%
120%	120%

In 2008, actual EPS was $0.82 per share, and $0.78 per share exclusive of the impact from the Variable Plan, other than legal expense, or 94% of the EPS Target. Accordingly, each of the named executive officers received 50% of the corporate performance component of the Bonus Plan. The following table summarizes the amounts paid to our named executive officers for the corporate performance component of the Bonus Plan for 2008:

Executive	Company Performance Target Amount(1)($)	Percentage of Corporate Performance Target Awarded	Corporate Performance Amount Awarded($)
Mr. Griffiths	386,250	50%	193,125
Mr. Terrell	86,250	50%	43,125
Mr. Greenan	86,250	50%	43,196
Mr. Morrison	164,108	50%	82,054
Mr. Sullivan	231,750	50%	115,875

(1)	The Corporate Performance Target Amount is 75% of the Target Bonus Amount for each named executive officer.

For the personal goal portion of the Bonus Plan in 2008, the Company sought to establish objectives for the executives that were both specific and measurable with the understanding that they must be compatible with the individual’s position with the Company. The goals were weighted to provide greater consistency between the individual’s key areas of responsibility and the determination of the individual’s bonus award, if any. The specific measures for the named executive officers included the following:

Jeffrey W. Griffiths	• Net Sales Growth and Operating Margin Expansion • New Store Return on Invested Capital • Free Cash Flow • Store Base Growth

Daniel E. Terrell	• External Reporting and Compliance • Strategic Planning, Budgeting and Reporting • Staff Development • Strategic Project Development

Tyler C. Greenan	• New Store Growth – Planning and Real Estate • Existing Store Relocations and Major Remodeling • New Store Financial Modeling • Visual Merchandising Development

Robert M. Morrison	• Sales and Store Base Growth • Store Training Programs • Strategic Project Development • Commercial Sales Development

Thomas D. Sullivan	• Marketing and Advertising Efficiency and Effectiveness • Vendor-Mill Relationships • Employee Relationships

The Compensation Committee was provided with self-assessments from each named executive officer. In addition, Mr. Griffiths provided the Compensation Committee with recommendations regarding the proposed payout for each named executive officer, including himself, under the personal goals component of the Bonus Plan. His recommendations included an assessment of each named executive officer’s performance against his personal goals and general contribution to our successful operations. The Compensation Committee considered, among other things, the self-assessments, Mr. Griffiths’ recommendations and certain Company operational and financial information and awarded the following sums to the named executive officers under the personal goals component of the Bonus Plan for 2008:

Executive	Personal Goal Target Amount(1)($)	Percentage of Personal Goal Target Awarded	Personal Goal Amount Awarded($)
Mr. Griffiths	128,750	30%	38,625
Mr. Terrell	28,750	70%	20,125
Mr. Greenan	28,750	87%	25,084
Mr. Morrison	54,703	75%	41,027
Mr. Sullivan	77,250	95%	73,388

(1)	The Personal Goal Target Amount is 25% of the Target Bonus Amount for each named executive officer.

Mr. Griffiths’ personal goals included certain financial and operational targets. The targets that were not achieved included 2008 sales growth of 20.9% over 2007, operating margin expansion of 7.8%, as adjusted for certain items including stock-based compensation expense, and a more than 680.0% increase in free cash flow from 2007. The targets that were achieved, either in full or in part, included growth in the store base unit count of

29% or more and newer store locations achieving a 4-wall contribution as a percentage of net sales in excess of our store model. Upon review and consideration of his performance toward these targets as well as the other goals noted above, Mr. Griffiths was awarded 30% of his personal goal target amount.

Mr. Sullivan’s personal goals were focused primarily on effectively managing the Company’s marketing and advertising strategies while leveraging 40 basis points of the associated expenses in comparison to 2007. He was able to achieve that target in 2008. Upon review and consideration of his performance toward that target as well as the other goals noted above, Mr. Sullivan was awarded 95% of his personal goal target amount.

Mr. Terrell achieved his personal goal regarding timely and accurate financial reporting and regulatory compliance. He partially achieved his goals relating to strategic planning and internal reporting but did not achieve his project development objective. As a result, Mr. Terrell was awarded 70% of his personal goal target amount.

Mr. Morrison partially achieved his personal goals relating to new store performance including growth in the store base unit count, sales growth and occupancy cost management and control. Likewise, he partially achieved his objectives regarding strategic project and commercial sales development. In light of his accomplishments toward his goals, Mr. Morrison was awarded 75% of his personal goal target amount.

Mr. Greenan’s personal goals included new store opening and sales growth objectives and margin expansion, which he achieved in part. In addition, he partially achieved his store operation objectives. Based upon a review of his performance toward these goals, Mr. Greenan was awarded 87% of his personal goal target amount.

Equity Incentive Awards. The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to reward longevity and increase retention, as we do not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits. Because the benefit received, if any, depends upon the performance of our stock price over the term of the equity incentive award, such awards are intended to provide incentives for executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.

The Company currently provides equity awards pursuant to the Lumber Liquidators, Inc. 2007 Equity Compensation Plan (the “2007 Plan”), from which it grants stock options and restricted stock awards. Equity awards to the named executive officers have been in the form of non-qualified stock options with vesting periods of four years. The Company intends equity awards to be a significant portion of the named executive officers’ total compensation to best align with long-term store base growth at the current stage of the Company’s maturity.

In 2008, non-qualified stock options were awarded to certain of the Company’s named executive officers. In determining the amounts of the awards, the Compensation Committee considered an analysis of the Company’s equity plans performed by Pearl Meyer and Partners (“PM&P”) prior to and in anticipation of the Company’s IPO, recommendations submitted by Mr. Griffiths and an evaluation of the fair value of the equity award in relation to the individual’s total compensation. The PM&P analysis primarily assessed share dilution, overhang and burn rates in relation to a peer group assuming certain equity grants by the Company. The following is a list of the equity awards approved by the Compensation Committee and awarded to our named executive officers in 2008:

Executive	2008 Option Awards($)
Mr. Griffiths	—
Mr. Terrell	119,584
Mr. Greenan	35,621
Mr. Morrison	119,584
Mr. Sullivan	—

With regard to Mr. Griffiths and Mr. Sullivan, the Compensation Committee believed that their existing equity interests in the Company and other compensation provide sufficient alignment with stockholder interests and focus on long-term growth. The equity awards for Mr. Terrell, Mr. Morrison and Mr. Greenan were based upon their respective responsibilities with the Company as well as retention considerations, compensation levels among the Company’s other executive officers, and other factors noted above.

2009 Compensation Program

Under the leadership of the Compensation Committee, we will continue to manage compensation with the following objectives:

•	to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions;

•	to provide compensation packages necessary to attract and retain key executives to help ensure that we remain competitive;

•	to provide non-equity incentive compensation that depends on the executive’s individual performance, and our financial performance, as compared against established goals; and

•	to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

To achieve these objectives, we will continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards. These components of executive compensation will be used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. Base salary will remain a key component of our executive compensation, allowing us to attract and retain qualified executives. The annual cash bonus will be used to incentivize all of our executives to successfully coordinate efforts, in both the short and long terms, to enhance the Company, and therefore stockholder, value. The annual cash bonuses will continue to be awarded on the basis of a combination of the Company’s achievement of certain objective financial performance measures and individual attainment of personal goals relating to areas of operations that he/she can control or influence. Finally, equity awards will continue to be awarded to executives in the form of stock options, restricted stock and/or unrestricted stock in a manner that seeks to align management’s interests with long-term stockholder interests and encourage retention of key performers.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to named executive officers of public companies. We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders. Because our corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 50% of each employee’s contributions to the 401(k) plan up to a maximum of 3% of the employee’s base salary. The employer matching contribution vests based on the employee’s years of service.

The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Martin F. Roper, Chairperson

Macon F. Brock, Jr.

Richard D. Tadler

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been an officer or employee of the Company. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by our president and chief executive officer, chief financial officer, and the three other most highly compensated individuals who were serving as executive officers of the Company at the end of the 2008 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2008 fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey W. Griffiths(2) President and chief executive officer	2008 2007 2006	510,962 500,000 144,230	— 312,500 171,233	699,872 698,438 17,609	231,750 — —	11,109 8,495 —	1,453,693 1,519,432 490,072

Daniel E. Terrell(3) Chief financial officer	2008 2007 2006	221,923 191,250 134,750	— 162,500 33,750	130,252 214,603 53,651	63,250 — —	4,049 2,499 2,605	419,474 570,853 224,756

Tyler C. Greenan(4) Vice president, store operations	2008 2007 2006	230,000 226,539 47,730	— 71,875 —	329,268 643,807 160,952	68,209 — 282,952	13,843 17,608 12,799	641,320 959,829 504,433

Robert M. Morrison(5) Senior vice president, store operations	2008 2007 2006	289,460 281,029 274,055	— 132,700 51,563	130,252 214,603 53,651	123,081 — —	11,835 12,527 5,298	554,628 640,859 384,567

Thomas D. Sullivan(6) Founder and chairman of the Board	2008 2007 2006	306,577 300,000 299,091	— 187,500 150,000	— — —	189,263 — —	10,963 14,038 9,205	506,803 501,538 458,296

(1)	The amounts in this column reflect the dollar amount of stock-based compensation expense recognized for financial reporting purposes under SFAS 123(R) with respect to option awards to each Named Executive Officer, but disregarding estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to these valuations, see Note 6 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 11, 2009.
(2)	All other compensation includes $11,109 and $8,495 in health benefits, group health plan contributions and life insurance premiums for 2008 and 2007, respectively.
(3)	All other compensation includes $4,049, $2,499 and $2,605 in group health plan contributions and life insurance premiums for 2008, 2007 and 2006, respectively. Option Awards for 2007 include $107,302 of stock-based compensation expense related to the accelerated vesting of certain stock options as a result of our IPO.
(4)	All other compensation includes $8,635, $12,437 and $7,684 in health benefits, group health plan contributions and life insurance premiums for 2008, 2007 and 2006, respectively, and $5,208, $5,171 and $5,115 in matching contributions to our 401(k) plan in 2008, 2007 and 2006, respectively. Option Awards for 2007 include $321,904 of stock-based compensation expense related to the accelerated vesting of certain stock options as a result of our IPO.
(5)	All other compensation includes $4,935, $7,887 and $5,298 in group health plan contributions and life insurance premiums for 2008, 2007 and 2006, respectively, and $6,900 and $4,640 in matching contributions to our 401(k) plan in 2008 and 2007, respectively. Option Awards for 2007 include $107,302 of stock-based compensation expense related to the accelerated vesting of certain stock options as a result of our IPO.

(6)	All other compensation includes $4,063, $7,288 and $2,605 in health benefits, group health plan contributions and life insurance premiums for 2008, 2007 and 2006, respectively, and $6,900, $6,750 and $6,600 in matching contributions to our 401(k) plan for 2008, 2007 and 2006, respectively.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to the Named Executive Officers during fiscal 2008:

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options(#)	Exercise Price of Option Awards($)	Grant Date Fair Value of Option Awards($)
Name			Target($)	Maximum($)
Jeffrey W. Griffiths	Annual Incentive Plan		515,000	592,250

Daniel E. Terrell	Annual Incentive Plan		115,000	132,250
	Stock Options	3/28/2008			23,500	10.69	119,584

Tyler Greenan	Annual Incentive Plan		115,000	132,250
	Stock Options	3/28/2008			7,000	10.69	35,621

Robert M. Morrison	Annual Incentive Plan		218,811	251,633
	Stock Options	3/28/2008			23,500	10.69	119,584

Thomas D. Sullivan	Annual Incentive Plan		309,000	355,350

(1)	The Bonus Plan does not include threshold bonus amounts.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Jeffrey W. Griffiths. Pursuant to the employment agreement entered into between the Company and Jeffrey W. Griffiths, Mr. Griffiths has been employed as our president and chief executive officer for a four-year term commencing September 18, 2006. The agreement provides for an annual base salary of $500,000, which may be increased based on an annual performance review. In addition, the Board in its discretion may award Mr. Griffiths an annual performance bonus, based on our financial performance and Mr. Griffiths’ job performance. Under the agreement, Mr. Griffiths was granted options to purchase 745,000 shares of our stock (approximately 3% of our outstanding shares at that time) at fair market value as of October 18, 2006 (determined based on a valuation of the stock as of October 1, 2006). The options vest 25% on each of the first four anniversaries of the grant, provided that the options will become fully vested upon the occurrence of a “Griffiths Agreement Sale Event” (defined as (i) our dissolution or liquidation, (ii) a sale of all or substantially all of our assets or (iii) a merger, reorganization or consolidation in which our stock is converted into or exchanged for securities of a successor entity and the holders of a majority of voting power prior to the transaction do not hold a majority of voting power of the successor entity following the transaction).

The agreement also provides for certain payments in the event of termination, as described below. Mr. Griffiths is bound under the agreement by a confidentiality provision, and non-competition and non-solicitation clauses that apply to his employment and for a period of two years following the later of the date of termination of his employment and the date (if any) that a court enters a judgment enforcing the relevant provision.

Letter Agreement with Robert M. Morrison. On December 28, 2005, we entered into an offer letter agreement with Robert M. Morrison, our senior vice president, store operations. Under the agreement, Mr. Morrison’s base salary for his first year of employment was $275,000. He is eligible for an annual bonus as discussed in more detail above in “Compensation Discussion and Analysis.” In conjunction with the commencement of his employment with us, we made an initial grant to Mr. Morrison of an option to purchase 114,760 shares of our common stock.

We have not entered into employment agreements with any of the other named executive officers. For additional information concerning the Company’s executive compensation policies see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of the end of the 2008 fiscal year for each of the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End 2008

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeffrey W. Griffiths	372,500	(1)	372,500	(1)	7.83	10/18/2016

Daniel E. Terrell	86,070	(2)	28,691	(2)	7.58	7/13/2016
	—		23,500	(3)	10.69	3/28/2018

Tyler C. Greenan	258,211	(2)	86,071	(2)	7.58	7/13/2016
	—		7,000	(3)	10.69	3/28/2018

Robert M. Morrison	86,070	(2)	28,691	(2)	7.58	7/13/2016
	—		23,500	(3)	10.69	3/28/2018

Thomas D. Sullivan	—		—		—	—

(1)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of October 18, 2006.
(2)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of July 13, 2006; provided, however, vesting was accelerated in 2007 by one year as a result of our IPO.
(3)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 28, 2008.

Option Exercises

During the fiscal year ended December 31, 2008, none of our Named Executive Officers exercised any stock options.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008, with respect to compensation plans under which shares of our common stock are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(#)		Weighted-average Exercise Price of Outstanding Options and Rights($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders
2004 Stock Option and Grant Plan (1)(2)	1,741,193		7.77		—
2006 Equity Plan for Non-Employee Directors (1)(3)	79,155		7.58		—
2007 Equity Compensation Plan (1)(4)	538,533	(5)	8.97	(6)	1,885,940
Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	2,358,881		8.27	(6)	1,885,940

(1)	In 2007, the Board adopted, and the stockholders approved, the 2007 Equity Compensation Plan to succeed the 2004 Stock Option and Grant Plan and the 2006 Equity Plan for Non-Employee Directors. As a result, no further awards will be granted under the 2004 Stock Option and Grant Plan or the 2006 Equity Plan for Non-Employee Directors.
(2)	The 2004 Stock Option and Grant Plan, which we refer to as the 2004 Plan, permitted the grant of incentive and non-qualified stock options and restricted and unrestricted stock awards to our officers, employees, consultants and other key persons (including prospective employees).
(3)	The 2006 Equity Plan for Non-Employee Directors, which we refer to as the 2006 Director Plan, permitted the grant of non-qualified stock options and restricted and unrestricted stock awards to our non-employee directors.
(4)	The 2007 Equity Compensation Plan, which we refer to as the 2007 Plan, permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants may be made with the intention of qualifying under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The 2007 Plan is administered by our Compensation Committee. There are 4,300,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2004 Plan or the 2006 Director Plan, and (ii) any shares that are subject to outstanding awards under the 2004 Plan or the 2006 Director Plan that have not been forfeited or cancelled. No more than 1,500,000 shares may be issued under the 2007 Plan as restricted stock (either as a separate award or to settle restricted stock units) or unrestricted stock.
(5)	Includes stock options to purchase 405,760 shares, at a weighted-average exercise price of $8.97 and 132,773 restricted stock units.
(6)	Weighted average exercise price of outstanding options; excludes restricted stock units.

Potential Payments Upon Termination or Change of Control

Under his employment agreement, in the event of his disability or death, Mr. Griffiths is entitled to receive a prorated portion of his annual performance bonus. If (a) we terminate Mr. Griffiths’ employment without Cause (as defined in his agreement), (b) Mr. Griffiths terminates his employment within 60 days following a “Griffiths Agreement Sale Event” (as defined above under the description of Mr. Griffiths’ employment agreement) that results in a material reduction in his compensation or responsibilities or (c) Mr. Griffiths terminates his employment for Good Reason (as defined in his agreement), Mr. Griffiths is entitled to receive two times his base salary in a lump sum and a prorated portion of his annual performance bonus. Upon the occurrence of a Griffiths Agreement Sale Event, Mr. Griffiths’ options will become fully vested, as disclosed in the table below. If his employment had been terminated without cause or he had terminated his employment for Good Reason on December 31, 2008, we would have paid Mr. Griffiths $1,030,000.

The Company does not have any agreements with any of the other named executive officers that provide for severance payments upon termination of their employment or in connection with a change in control of us. The agreements pursuant to which equity awards have been granted to the other named executive officers, however, contain provisions for accelerated vesting upon a change in control of the Company.

The following table shows the value, as of the end of the 2008 fiscal year, to the named executive officers of unvested options where the vesting would accelerate upon a change in control of the Company:

Name	Unvested Stock Options at 12/31/2008(#)		Exercise Price($)	Value of Unvested Stock Options (Based on Closing Price of Stock at 12/31/2008)(3)($)	Total Value of Stock Options that may Accelerate Upon Change in Control($)
Jeffrey W. Griffiths	372,500	(1)	7.83	1,028,100	1,028,100

Daniel E. Terrell	28,691 23,500	(2) (1)	7.58 10.69	86,360 —	43,180 —

Tyler Greenan	86,071 7,000	(2) (1)	7.58 10.69	259,074 —	129,537 —

Robert M. Morrison	28,691 23,500	(2) (1)	7.58 10.69	86,360 —	43,180 —

Thomas D. Sullivan	—		—	—	—

(1)	Upon change in control, 100% of the unvested options vest.
(2)	Upon change in control, 50% of the unvested options vest.
(3)	The closing price on 12/31/2008 was $10.59.

Other Agreements with Executive Officers

We have entered into employee confidentiality and non-compete agreements and/or stock option agreements containing certain restrictive covenants with our executive officers. Each employee confidentiality and non-compete agreement provides that the executive generally will not disclose, either during or after employment, our proprietary information, and will not compete with us or solicit our customers, suppliers or employees for the duration of the executive’s employment and for a period of either 12 or 24 months following termination of employment, depending upon the agreement. The restrictive covenants of each stock option agreement provide that the executive generally will not disclose our proprietary information, compete with us or solicit our customers, suppliers or employees for the duration of the executive’s employment and for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

Directors who are our employees continue to receive no compensation for their service on the Board or any Board committee. Each of our non-employee directors receives an annual cash retainer of $25,000 and an annual grant of restricted stock units with a one-year vesting period, not to exceed an amount of approximately $65,000 based upon the closing price of our common stock at the end of the day on which the Company holds its annual meeting. In addition, our non-employee directors receive the following annual retainers for serving on the following specified committees:

•	$15,000 for serving as the chairperson of the Audit Committee;

•	$7,500 for serving as the chairperson of the Compensation Committee;

•	$5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee;

•	$7,500 for serving as a member (but not the chairperson) of the Audit Committee;

•	$3,750 for serving as a member (but not the chairperson) of the Compensation Committee; and

•	$2,500 for serving as a member (but not the chairperson) of the Nominating and Corporate Governance Committee.

Our non-employee directors have the opportunity to take the cash portion of their retainers in restricted stock units with a one-year vesting period. The restricted stock units are granted on the date of the annual meeting with a one-year vesting period. Directors are reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

The following table sets forth compensation earned by our directors in their capacities as such in the fiscal year ended December 31, 2008:

Director Compensation in Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Option Awards (2)($)	Total ($)
Macon F. Brock, Jr.(3).	—	105,769	—	105,769
Douglas T. Moore(4)	—	99,198	24,715	123,913
John M. Presley(5)	—	104,217	24,715	128,932
Martin F. Roper(6)	—	101,707	24,715	126,422
Richard D. Tadler(7)	—	88,834	—	88,834

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2008 for financial reporting purposes under SFAS 123(R) with respect to restricted stock units held by each director, but disregarding estimated forfeitures related to service-based vesting conditions. Stock awards granted in 2008 had a grant date fair market value of $16.55. For a discussion of the assumptions relating to these valuations, see Note 6 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 11, 2009.
(2)

The amounts in this column reflect the dollar amount of compensation expense recognized in 2008 for financial reporting purposes under SFAS 123(R) with respect to option awards held by each director, but disregarding estimated forfeitures related to service-based vesting conditions. Messrs. Roper, Moore and Presley were each granted 26,385 stock options on July 13, 2006 with a grant date fair market value computed in accordance with SFAS 123(R) of $3.74 per stock option. These stock options were to vest over a four-year period, although during 2007, the vesting schedule was accelerated by one year as our IPO served as a triggering event for acceleration. For a discussion of the assumptions relating to these valuations, see Note 6 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 11, 2009. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors on December 31, 2008 were as follows: Messrs. Moore, Presley and Roper each held 26,385, Messrs. Brock and Tadler each held none.

(3)	Stock awards include 5,816 shares of restricted stock units that were outstanding as of December 31, 2008.
(4)	Stock awards include 6,193 shares of restricted stock units that were outstanding as of December 31, 2008.
(5)	Stock awards include 6,495 shares of restricted stock units that were outstanding as of December 31, 2008.
(6)	Stock awards include 6,344 shares of restricted stock units that were outstanding as of December 31, 2008.
(7)	Stock awards include 5,665 shares of restricted stock units that were outstanding as of December 31, 2008.

Outside Directors Deferral Plan

On November 21, 2008, the Board of Directors adopted the Lumber Liquidators, Inc. Outside Directors Deferral Plan (the “Deferral Plan”) under which each of the Company’s non-employee directors has the opportunity to defer receipt of all or a portion of his fees until his departure from the Board. In so doing, the Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.

Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with the Company’s then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of the Company’s common stock as of the Payment Date. Deferred stock units credited with respect to a restricted common stock awards are determined using the closing price as of the grant date of the award of such shares of common stock.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the common stock of the Company and the shares of common stock owned by each director of the Company, by each named executive officer, and all of our directors and executive officers as a group as of April 9, 2009. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
Thomas D. Sullivan	8,825,269	32.9%
TA Associates Funds(3)	2,397,670	8.9%
John Hancock Tower 200 Clarendon Street, 56th Floor Boston, MA 02116
FMR LLC(4)	1,988,924	7.4%
82 Devonshire Street Boston, MA 02109

Directors and Executive Officers
Macon F. Brock, Jr.(5)	18,211	*
Tyler C. Greenan(6)	260,961	1.0%
Jeffrey W. Griffiths(7).	382,500	1.4%
Douglas T. Moore(8)	29,171	*
Robert M. Morrison(9)	93,056	*
John M. Presley(10)	34,629	*
Martin F. Roper(11)	29,400	*
Thomas D. Sullivan	8,825,269	32.9%
Richard D. Tadler(12)	2,421,964	9.0%
Daniel E. Terrell(9)	94,945	*
All executive officers and directors as a group (16 persons)	12,386,166	44.4%

*	Represents beneficial ownership of less than 1%.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 26,803,202 shares of our common stock outstanding as of April 9, 2009. In accordance with SEC rules, percent of class as of April 9, 2009 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)

Amounts shown reflect the aggregate number of shares of common stock held by TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II, L.P. (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates, Inc.: Messrs. Jonathan M. Goldstein, A. Bruce Johnston, C. Kevin Landry and Richard D. Tadler. Mr. Tadler is a managing director of TA Associates, Inc., the manager of the general partner of TA IX L.P., the general partner of the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P., and the general partner of TA Investors II, L.P. According to a Form 4 filed with the SEC on April 10, 2009, TA IX L.P. reported that each of TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors II L.P., and TA Associates, Inc. has the sole power to vote and dispose of 1,900,203, 410,774, 38,972, 6,940, 38,271 and 2,510 shares of our common stock, respectively.

(4)	According to a Schedule 13G filed with the SEC on February 17, 2009, FMR LLC has sole power to vote or direct the vote of 863,591 shares and dispose of 1,988,924 shares of our common stock. FMR, LLC’s beneficial ownership is derived as follows: Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,005,913 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,005,913 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 983,011 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 983,011 shares and sole power to vote or to direct the voting of 863,591 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.
(5)	Including 5,816 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable on May 21, 2009.
(6)	Including 259,961 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(7)	Including 372,500 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(8)	Including 19,788 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 6,193 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable on May 21, 2009.
(9)	Including 91,945 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(10)	Including 19,788 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 6,495 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable on May 21, 2009.

(11)	Including 19,788 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 6,344 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable on May 21, 2009.
(12)	Mr. Tadler is a managing director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Tadler disclaims beneficial ownership of all such shares beneficially owned by TA Associates, Inc., except to the extent of his pecuniary interest therein. He is the direct beneficial owner of 24,294 shares of common stock, including 5,665 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable on May 21, 2009. See Note 3 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.

Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to the Company under Rule 16a-3(e) during 2008, and written representations of our directors and officers, the Company believes that all directors, executive officers and beneficial owners of more than 10% of the Company’s common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act, except that: Ms. Matherne inadvertently filed late a report on Form 3 covering her initial holdings and a report on Form 4 relating to a stock option grant in January 2008; Mr. Sullivan inadvertently filed late three reports on Form 4 relating to a sale of shares in October and November 2008 and a change in beneficial ownership in December 2008 of shares held in escrow for distribution to certain regional managers pursuant to a regional manager stock unit plan; and Messrs. Greenan, Haskell, Morrison, Pescara, Shulklapper, Terrell, Michael S. Grey, vice president operations, H. Franklin Marcus, Jr., vice president, finance and treasurer, and Kenneth M. Strohschein, former senior vice president, information technology, inadvertently filed late a report on Form 4 relating to a stock option grant to each of them in March 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our IPO, the Company adopted a formal written policy concerning related party transactions. Under that policy, a related party transaction is a transaction, arrangement or relationship involving the Company or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of the Company or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. The Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within the Company’s policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by the policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Currently, the only related person transactions are the transactions with Tom Sullivan, our founder and chairman, and TA Associates, all as described in more detail below. With the exception of the renewals in 2009 of certain leases involving Mr. Sullivan, all of these arrangements were entered into prior to the establishment of our related party transaction policy. The renewals were handled in accordance with the policy.

Relationship with the TA Associates Funds

In 2004, we entered into a registration rights agreement with the TA Associates Funds that relates to shares of our common stock held by them at any time. Subject to certain exceptions, including our right to defer a demand registration under certain circumstances, under the registration rights agreement, the TA Associates Funds can require us to register for public sale under the Securities Act of 1933 all shares of common stock they request be registered at any time after May 7, 2008. Under the agreement, we must use our best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form S-3 under the Securities Act. The TA Associates Funds are also entitled to piggyback registration rights with respect to any future registration statement we file for an underwritten public offering of securities. We are responsible, subject to certain exceptions, for the expenses of any offering of the shares of the TA Associates Funds pursuant to the registration rights agreement. The registration rights agreement does not include a liquidated damages clause and provides no penalty for liquidated damages.

Leases Involving Mr. Sullivan

We lease our Toano finishing, distribution and headquarters facility, which includes a store location, and 23 of our other store locations from ANO LLC (“ANO”), a company that is wholly owned by Mr. Sullivan. The operating lease for our Toano facility has a base period that runs through December 31, 2019. Our store leases generally have five-year base periods and multiple five-year renewal periods. Our rent expense attributable to ANO was $2.5 million in 2008 and we expect a similar rent expense attributable to ANO in 2009. The future minimum payments under our leases with ANO as of December 31, 2008 total approximately $15.8 million.

We lease one store location each from Wood on Wood Road, Inc. (“Wood on Wood”) and BMT Holdings, LLC (“BMT”). Wood on Wood is wholly owned by Mr. Sullivan, and he has a 50% membership interest in BMT. Each lease is for a five-year base period and has a five-year renewal period. The lease with BMT is currently in the third year of its renewal period. Our rent expense attributable to Wood on Wood was $0.07 million in 2008. Our rent expense attributable to BMT was $0.05 million in 2008. We expect to incur similar rent expenses attributable to Wood on Wood and BMT in 2009. The future minimum payments under our leases with Wood on Wood and BMT as of December 31, 2008 total $0.4 million and $0.1 million respectively.

We believe that the leases that we have signed to date with ANO, Wood on Wood and BMT, which are described in more detail in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 11, 2009, are on fair market terms.

In addition, of our leases with lessors that are not owned in whole or in part by Mr. Sullivan, two are guaranteed by Mr. Sullivan.

AUDITOR INFORMATION

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. Ernst & Young served as our independent registered public accounting firm for the fiscal years ended December 31, 2007 and December 31, 2008. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our principal accountant for each of the last two fiscal years:

	2007	2008
Audit Fees	$1,414,269	$993,000
Audit-Related Fees	5,610	152,902
Tax Fees	87,866	138,099
All Other Fees	—	—

Total Fees	$1,507,745	$1,284,001

Audit fees: The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards. Fees for the fiscal year ended December 31, 2007 also included $838,004 related to our IPO, which included SEC filings, comfort letters, consents and comment letters.

Audit-related fees: The aggregate amount of fees billed to us by Ernst & Young for professional services related to consultations for stock-based compensation for the fiscal years ended December 31, 2006 and 2007.

Tax fees: The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal and state tax return preparation and tax planning services for fiscal years ended December 31, 2007 and December 31, 2008.

All Other Fees: We did not incur any other fees associated with work performed by Ernst & Young.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2007 and 2008 were pre-approved.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (the “NYSE”). Each member of the Audit Committee is independent in accordance with the applicable rules of the SEC, the NYSE, and our corporate governance guidelines.

The Audit Committee reviews and discusses the following matters with management and the Company’s independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	The Company’s disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

•

Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with the Company’s internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America or that the audit of the Company’s consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards generally accepted in the United States of America.

Management has the primary responsibility for the preparation of the Company’s 2008 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that the Company’s 2008 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, as amended, “Professional Standards,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about the Company’s accounting controls and the quality of the Company’s accounting practices.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors and considered the issue of their independence from the Company, including whether their performance of non-audit services is compatible with maintaining their independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

John M. Presley, Chairperson

Douglas T. Moore

Martin F. Roper

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We are asking the stockholders to ratify this selection. If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2010 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Toano, Virginia on or before December 18, 2009.

If a stockholder wishes to present a proposal at the 2010 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than December 18, 2009, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of an Annual Report of Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for the Company’s most recent fiscal year, may be found on the Company’s website, www.lumberliquidators.com. In addition, the Company will provide each beneficial owner of its securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Legal Department, Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168.

VOTING PROXIES

The Board recommends an affirmative vote on both proposals discussed herein. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted “FOR” the nominees named in Proposal One and “FOR” Proposal Two. Management is not aware of any matters other than those specified herein that will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the proxy holders will vote upon those matters in accordance with their best judgment.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 21, 2009.

Vote by Internet
• Log on to the Internet and go to www.investorevote.com/LL
• Follow the steps outlined on the secured website.
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in	☒	• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of two Class I Directors for a three year term to hold office until the 2012 Annual Meeting of Stockholders.

	For	Withhold				For	Withhold	+
01 - Douglas T. Moore	☐	☐	02 - Richard D. Tadler			☐	☐

			For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.			☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2009 Annual Meeting

May 21, 2009, 10:00 a.m.

Lumber Liquidators, Inc.

Corporate Headquarters

3000 John Deere Road

Toano, VA 23168

To enroll to receive future proxy materials on-line, please go to www.computershare.com/us/ecomms

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Lumber Liquidators, Inc.

Notice of 2009 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2009

Jeffrey W. Griffiths and E. Livingston B. Haskell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators, Inc. to be held on May 21, 2009.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)